                                  EXHIBIT 11.1
              STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                                SHARE EQUIVALENTS

                      WEIGHTED AVERAGE SHARES OUTSTANDING:
                              (THOUSANDS OF SHARES)


                                     Three Months Ended   Twelve Months Ended
                                          June 30,             June 30,
                                          --------             --------
                                       1994      1993      1994      1993
                                       ----      -----     ----      ----

Common shares                         138,705   130,880   135,417   127,474

Convertible preferred shares            1,402     2,382     1,963     4,038

Stock options                          15,928    16,314    17,106    14,620
                                      -------   -------   -------   -------

Total weighted average
shares outstanding                    156,035   149,576   154,486   146,132
                                      -------   -------   -------   -------
                                      -------   -------   -------   -------

Net income available to
common stockholders                  $ 43,497  $ 32,393  $140,674  $ 87,691
                                      -------   -------   -------   -------
                                      -------   -------   -------   -------

Income Per Share:

Net income per share                 $   0.28  $   0.22  $   0.91  $   0.60
                                      -------   -------   -------   -------
                                      -------   -------   -------   -------



Prior periods have been restated to reflect the adoption of FASB Statement No. 109, "Accounting for Income Taxes". The effect is to reduce net income and earnings per share by $2.8 million and $0.02 for the three months ended June 30, 1993 and $7.5 million and $0.05 for the year ended June 30, 1993 reflecting elimination of the extraordinary item for the benefit of tax loss carryforwards.

All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.